Exhibit 6.9

DR Horton Sales DHI Sales Contract Cover Page

Project: The Overlook

Section/Phase: 001

Lot Address: 6724 LAKE OVERLOOK DRIVE

Buyer: Wahed Financial LLC

DO NOT MARK ON THIS PAGE

*935090030*

*2901136*

*14987918*

*CONTRACT*

*4 ESCROW*

THESE DOCUMENTS HAVE BEEN AMENDED AND RESTATED.

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

Real Estate Purchase Contract

This Real Estate Purchase Contract, together with all Addenda incorporated by reference herein (“Contract”), is made by and between the seller DR HORTON - TEXAS, LTD. (“Seller”) and the Buyer(s) Wahed Financial LLC (“Buyer”) and entered into as of the date of Seller’s execution of the Contract as set forth below (the “Contract Date”). Seller and Buyer are sometimes referred to herein as a “Party” or “Parties.”

1.	PURCHASE AND SALE: Buyer agrees to purchase from Seller the real estate described as Lot 4; in the The Overlook / Phase 1 community (the “Community”), with an address of 6724 LAKE OVERLOOK DRIVE, FORT WORTH, TX 76135, the single-family residence to be built on this real estate (hereafter the “Home”), and all improvements placed on the real estate (collectively referred to herein as the “Property”). All oil, gas, groundwater and other minerals in, on, and under the Property are excepted from the definition of Property and reserved by Seller, an affiliate of Seller, and/or predecessors in title of Seller.

2.	PURCHASE PRICE AND DEPOSIT:

A.	The total purchase price for the Property is $374,900.00 (“Purchase Price”), exclusive of closing costs as set forth in Section 10 and as further detailed in the Purchase Price Addendum (“PPA”). If the Purchase Price stated herein, in the PPA, or any revised PPA are in conflict, the last dated PPA executed by Buyer and Seller shall control.

B.	Buyer will deposit with Seller the sum of $10,000.00 (the “Earnest Money Deposit”) when Buyer signs this Contract. Buyer shall make further payment, including any additional deposit (the “Additional Money Deposit”) to Seller as set forth in the PPA. The Additional Money Deposit shall include all subsequent cash deposits to Seller that may be required due to the selection of Options (defined in Subsection 5(C) below). The Earnest Money Deposit and Additional Money Deposit are sometimes collectively referred to herein as the “Deposit.”

C.	Buyer understands and agrees that the Deposit will be deposited into Seller’s general account (except as provided in Subsection 13(D)), will not be segregated from other funds, and will not bear interest for Buyer’s benefit. The Deposit is non-refundable except as expressly provided herein.

D.	The Additional Money Deposit and all other funds collected for upgrades or optional items for the Property are non-refundable under any circumstances except for a proper termination for Seller’s default by Buyer or as set forth in Sections 6 or 17. This is because Seller uses the Additional Money Deposit to begin construction of the Home, and if Buyer cannot complete the purchase, Seller cannot determine the amount of damages that it will incur as a result.

3.	FINANCING:

A.	(Select applicable box):

Cash Transaction. Buyer will not obtain third-party financing and will purchase the Property with cash. Within five (5) business days from the Contract Date, Buyer agrees to provide to Seller financial statements or other written verification of Buyer’s ability to purchase the Property with cash. If, based on the information provided and in Seller’s sole and absolute discretion and judgment, Seller determines that Buyer does not have sufficient resources to purchase the Property with cash or Buyer fails to provide information as required by this subsection, Seller may terminate this Contract and refund to Buyer any paid Deposit, which shall be Buyer’s sole and exclusive remedy, and no cause of action shall accrue for Buyer because of such termination.

Third-Party Financing. Buyer will seek third-party financing to purchase the Property. Buyer will apply for a mortgage loan (“Loan”) from a lender of Buyer’s choice (“Lender”) within five (5) calendar days from the Contract Date. Buyer will use best efforts, including furnishing all necessary information to the Lender upon request, to obtain approval promptly upon applying for the Loan. If, at any time after thirty (30) days from the Contract Date, Buyer is unable to provide evidence of approval for the Loan, as determined in Seller’s sole discretion, Seller will have the right to cancel this Contract. If Seller cancels the Contract and, in its sole and absolute discretion, determines that Buyer used best efforts but was unable to obtain approval for the Loan, Seller will refund the Deposit. FHA or VA loans are subject to different terms as described in Section 13 below and in the PPA. Although Seller may inform Buyer of available lenders, Buyer understands and acknowledges that choice of lender and choice of loan is Buyer’s sole decision.

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Initials	Buyer	Date

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

B.	Notwithstanding anything to the contrary in this Contract, Buyer understands and agrees that: (i) Seller and Seller’s sales agents and other employees have no authority to approve or disapprove Buyer’s Loan; and (ii) the Lender has the sole responsibility and authority to grant approval of Buyer’s Loan. Accordingly, Buyer understands that Buyer does not have Loan approval until the Lender grants such approval (which may be with or without conditions). Seller and Seller’s sales agents and other employees shall have no liability for the failure of the Lender to approve Buyer’s Loan. Buyer is encouraged to review the Notice of Seller’s Business Affiliations for additional provisions relating to the use of DHI Mortgage Company, Ltd. or another Lender.

4.	CONSTRUCTION:

A.	In building the Home, Seller will follow standard residential building practices substantially in compliance with the plans and specifications. Seller will use reasonable efforts to install those finishes and features found on Buyer’s customer selection sheet and any written change orders signed by both Buyer and Seller. However, the brands of fixtures, materials, and appliances may vary from those found in a model home or other houses built by Seller. Seller can, at its discretion, substitute materials of similar or better quality in completing the Home. While Seller’s model homes and any advertising or promotional materials generally display the kind of work Seller performs, those homes and materials are not the basis of the bargain between Buyer and Seller.

B.	If the Home is not Complete on the date that Buyer executes this Contract, Seller agrees that it will complete construction of the Home in accordance with the standards set forth in this Section 4 on or before the Closing Date (defined in Section 9 below) but in no event later than the date set forth in this Subsection 4(B). Due to events beyond Seller’s control (like adverse weather) and other situations, Seller cannot provide a definitive date for when the construction will be completed. Any statements made by Seller’s employees regarding the schedule or timing for completion are merely estimates (including the Estimated Completion Date in the PPA), they are not part of this Contract, are not binding, and no cause of action shall accrue on behalf of Buyer because of any such estimate. However, notwithstanding any other provision of this Contract, Seller shall Complete the Home within two (2) years from the date that Buyer executes this Contract, subject to extensions for delays caused by matters reasonably beyond Seller’s control that are recognized as a defense to a contract action or performance delay in the state where the Property is located (such as acts of God, force majeure, casualty to property, or labor/material shortages). For purposes of this Subsection 4(B), the Home will be considered “Complete” when: (i) it is physically habitable, usable for the purpose for which it was purchased, and ready for occupancy by Buyer; (ii) it has all necessary and customary utilities extended to it; and (iii) a certificate of occupancy, if applicable to the transaction at issue and if issued in the subject state of the Property, has been issued. Notwithstanding any provision in this Contract to the contrary, including but not limited to Sections 6 and 14, nothing herein shall limit Buyer’s remedies if Seller defaults under this Subsection 4(B).

C.	In Seller’s marketing and construction of the Home, Seller relies on written information related to the Property that is provided by third parties such as the prior owners of the Property, professional engineers, the developer (as applicable), and governmental entities. Seller also relies on the product descriptions and warranties provided by manufacturers and subcontractors in connection with the materials furnished and work performed. Thus, Buyer understands that Seller is not responsible if any of the information that these third parties provide is inaccurate or incomplete, and no cause of action shall accrue on behalf of Buyer against Seller because of such inaccuracy or incompletion. This Subsection 4(C) shall survive Closing (defined in Subsection 5(A) below) and/or termination of this Contract.

5.	BUYER’S OBLIGATIONS DURING CONSTRUCTION/RISK OF LOSS:

A.	Buyer understands that Seller is exclusively entitled to construct the Home. Unless Seller otherwise agrees in writing, Buyer shall not perform or allow the performance of any work or alterations in or about the Home or on the Property before the closing and funding of this Contract (the “Closing”). Buyer also understands that Seller’s subcontractors are performing work on the Property under a contract with Seller and not Buyer. Buyer will not direct Seller’s subcontractors to perform any work or communicate with Seller’s subcontractors regarding any aspect of the work. If Buyer violates this Subsection 5(A), Seller’s warranties will be void and Seller will be entitled to cancel this Contract and seek all available remedies, including the right to recover Seller’s repair costs and associated damages. This Subsection 5(A) shall survive Closing and/or termination of this Contract.

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	Na	Feb 18, 2025
Initials	Buyer	Date

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

B.	While the Home is being constructed, Buyer understands that the Property will be a dangerous construction site. Buyer will not have access to the Property prior to Closing unless authorized and accompanied by an agent of Seller. If Buyer enters the Property without authorization, such entry is at Buyer’s sole risk and Buyer assumes all responsibility for any loss or injury suffered by Buyer or Buyer’s guests, family, including minor children, licensees, or invitees (“Buyer’s Guests”) at the Property. BUYER WAIVES, RELEASES, AND AGREES TO INDEMNIFY AND HOLD HARMLESS SELLER FROM ANY CLAIMS, INCLUDING WITHOUT IMPLIED LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS OF COURT AS A RESULT OF BUYER’S OR BUYER’S GUESTS’ UNAUTHORIZED ENTRY ONTO THE PROPERTY. This Subsection 5(B) shall survive Closing and/or termination of this Contract.

C.	If this Contract is for a Home that has not already been constructed and options are allowed by Seller for the Home, Buyer shall meet with Seller’s Decorating Center (which may be the model home) as soon as possible but no later than seven (7) days after the Contract Date during normal business hours or on weekends, as allowed by the Decorating Center, to select finishes and features. If applicable, Buyer may select colors, styles, and other similar materials for the Home, including, without limitation, all of Buyer’s color and material selections, carpeting, flooring, cabinetry, countertops, and all other selections necessary or appropriate to complete construction of the Home. Only (a) those standard items included in the basic plan for the Home, and (b) those optional items, upgrades, or extras (if any, as approved by Seller) shown on the PPA (singularly, an “Option”, and collectively, the “Options”) are included in the sale. Buyer understands and agrees that Buyer cannot modify those selections made at the meeting held at Seller’s Decorating Center. Selections made at the Seller’s Decorating Center may increase the Purchase Price, and Buyer may be required to sign a revised PPA reflecting the change. Except for those items described in other provisions of this Subsection 5(C), no other personal property, fixtures, equipment, extra design features, decorations, floor coverings, decorator-like fixtures, wall coverings, window treatments (shutters, draperies, etc.), furniture, furnishings, mirrors, appliances, landscaping, or modifications of the Home or other optional items of any kind (whether or not shown in any brochure, model, or advertising) are included in the sale of the Home. In the event certain colors, material selections, and/or Options become unavailable for any reason, Seller may substitute such colors, materials sections, and/or Options with ones of similar or higher quality, in Seller’s sole discretion

6.	CASUALTY: In the event of material damage or destruction of the Property and/or the Home by fire, earthquake, or any other casualty outside of Seller’s control prior to the Closing Date (as defined in Section 9 below), Seller may terminate the Contract and return the Deposit to Buyer, and no cause of action shall accrue on behalf of Buyer because of such termination.

7.	WARRANTIES: Seller provides two express, limited warranties on the Home. First, Seller warrants during the first year after Closing that the Home will be free from defects caused by a failure to originally construct the Home in a good and workmanlike manner. This standard means that Seller will follow standard industry practices used in the community and supply materials that do not contain defects. If during this one-year period a defect arises that was caused by an original lack of good workmanship, Buyer must notify Seller before the first anniversary of Closing. Seller will inspect the item, and if it is covered by this warranty, Seller will repair or replace the item (at Seller’s sole discretion) and any property that was damaged by the defect, except under no circumstances will the Seller be responsible for any personal property damage and/or damage caused by Buyer’s failure to promptly report the warranty item to Seller. This will be performed during normal business hours, so Buyer must arrange for Seller to have access to the Home. Because the one-year limited warranty applies only to faulty original construction and defective materials, it naturally does not apply to defects caused by other reasons, by way of example and not as a limitation: normal wear and tear, adverse weather, natural disasters, faulty maintenance, or damaging operations. Also, Seller’s warranty does not cover (and thus Seller is not responsible for) indirect or consequential damages that may arise from a covered defect. Seller does not warrant the real property or improvements not a part of the Home itself (e.g., fences, sidewalks, landscaping, grass, irrigation systems, etc.). For FHA and VA loans, Seller’s limited one-year warranty includes the Warranty of Completion of Construction, which will be provided to Buyer.

In addition to the one-year limited warranty, Seller provides an express ten (10) year homeowners’ warranty through an independent, third-party warranty company—Residential Warranty Corporation (“RWC”). Buyer may request a sample of the warranty booklet prior to Closing. Seller will provide the applicable warranty booklet for the Home at or before Closing.

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	Na	Feb 18, 2025
Initials	Buyer	Date

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

These two express limited warranties (Seller’s one-year warranty and the RWC warranty) are intended to describe the manner and quality of construction of the Home and the standards of performance for the Home after completion. Thus, these are provided in lieu of all other express warranties and implied warranties. THE PARTIES EXPRESSLY DISCLAIM ANY OTHER EXPRESS OR IMPLIED WARRANTIES, WHETHER AS TO QUALITY, WORKMANSHIP, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, HABITABILITY, OR OTHERWISE. If a defect arises after the first year of ownership (and/or if it is not reported to Seller within that first year), it is not covered by Seller’s one-year limited warranty, although it may be covered by the RWC warranty, as determined by RWC. This Section 7 shall survive Closing and/or termination of this Contract.

Finally, certain product manufacturers may also provide a manufacturer’s warranty on their materials, appliances, or equipment. Because Seller does not manufacture appliances or other consumer products, Seller’s warranty does not extend to these items. Similarly, Seller does not have any responsibility for the manufacturer’s performance under its product warranties. If Seller received any manufacturer’s warranties that can be transferred and assigned, Seller hereby assigns them (and any rights thereunder) to Buyer effective at Closing.

8.	TITLE: IN ACCORDANCE WITH THE REAL ESTATE LICENSE ACT OF TEXAS, YOU, AS BUYER, ARE ADVISED BY THE REAL ESTATE AGENT THAT YOU SHOULD HAVE THE ABSTRACT COVERING THE HEREIN DESCRIBED REAL ESTATE EXAMINED BY AN ATTORNEY OF YOUR SELECTION OR BE FURNISHED WITH OR OBTAIN A POLICY OF TITLE INSURANCE. Seller agrees to furnish to Buyer, at Buyer’s full expense, (i) prior to Closing, a Commitment for Title Insurance from a title company mutually acceptable to Buyer and Seller (the “Title Company”), and (ii) shortly after Closing, both a Lender’s Policy of Title Insurance (if required by Lender) (the “Lender’s Title Policy”) and an Owner’s Policy of Title Insurance (the “Owner’s Title Policy”) issued by the Title Company in the amount of the Purchase Price and dated as of or after the date of Closing. The Owner’s Title Policy shall insure Buyer’s title to be good and indefeasible subject only to the standard printed exceptions, applicable easements, the Declaration of Restrictions for the subdivision in which the Property is located, any liens securing the payment of the Loan, and any and all matters of record. The General Warranty Deed to be furnished by Seller at Closing shall be subject to any items shown on the survey, the terms listed in the preceding sentence, including all easements of record, and easements visible or apparent on the ground, whether or not such easement is shown on the survey, which are applicable to the Property.

9.	CLOSING: Seller will have the sole right to determine the date, time, and place of the Closing (the “Closing Date.”). Seller shall communicate the details of the Closing in writing, including, without implied limitation, electronic mail, to Buyer and Buyer will close on the Closing Date, unless otherwise agreed to in writing by both Parties. Although the Home may be Completed, the Home may be subject to certain exceptions and/or “punch list” items for additional work. However, the existence of such exceptions and/or punch list items will not give Buyer cause to delay Closing or cancel this Contract. Exceptions and punch list items may include, by way of example and not limitation, failure of operation of appliances, electric outlets, plugs or fixtures, or touch-up painting or minor corrective work. Following the Closing, Seller will remedy the punch list items agreed to by Buyer and Seller in a walk-through inspection and any other exception items. If Buyer desires to engage a third party inspector to inspect the Property, such inspector must execute an access agreement with Seller (which includes indemnity and insurance obligations on the part of the inspector), perform the inspection not less than 48 hours prior to the scheduled walk-through inspection with a Seller representative present, and present the inspection results to Seller and Buyer on or before the date of the walk-through inspection. No third-party inspector or other Buyer representative will be permitted on the roof. After Closing, Seller shall have no further responsibility for periodic inspection, replacement, maintenance or repair of improvements except for any punch list and exception items identified before the Closing or as may be covered by the limited warranties described in Section 7 above.

If Buyer does not close the purchase of the Property on or before the Closing Date, Buyer understands and agrees that Seller shall have the right to terminate this Contract as described in Section 14 below. If Seller does not elect to terminate the Contract and the Closing subsequently occurs after the initially set Closing Date, Seller has the right to charge to Buyer and Buyer shall pay (except as may be limited by FHA/VA regulations for FHA/VA loans) to Seller (in addition to all other amounts due from Buyer under this Contract) a late closing fee up to $75 per day from and including the initially set Closing Date to and excluding the actual day of Closing (the “Late Fee”). Buyer understands and agrees the Late Fee is to cover Seller’s administrative fees and is not a penalty. Notwithstanding the foregoing, if this Contract is contingent upon Buyer obtaining a Loan, Seller shall agree to postpone Closing to the extent such postponement is required in order for Buyer’s Lender to meet any waiting period required under federal consumer financial law, and Seller shall not impose the Late Fee. In the event that the Buyer does not close on or before the Closing Date due to delays caused solely by Seller, Seller will not have the right to impose the Late Fee.

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	Na	Feb 18, 2025
Initials	Buyer	Date

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

10.	CLOSING COSTS: At the Closing, Buyer shall pay for any Lender’s Title Policy, Owner’s Title Policy, any endorsements, loan origination fees, points and other loan fees, prepaid interest, credit reports, transfer or entry fees and capital reserve fees charged by the HOA, prepaid insurance premiums and taxes charged by the Lender, any recording fees, appraisal costs, and all other closing costs (except those otherwise required hereunder to be paid by Seller and as may be limited by FHA/VA regulations for FHA/VA loans). Buyer shall pay for the costs of the survey. Taxes and any homeowner’s association assessments/fees shall be prorated to the Closing Date and if Buyer is required to pay a portion of taxes and/or homeowner’s association assessments/fees due because of the proration, such amount and any prepaid taxes and/or homeowner’s association assessments/fees required by the Lender to be paid by the Buyer shall not be considered closing costs for purposes of the closing costs limitations in this Contract.

11.	UTILITIES: Seller and Buyer understand and agree that Buyer shall have no obligation to close if electricity, water, and gas (if applicable) utilities are not operational to the Property. Buyer understands that Buyer has sole responsibility to arrange for utilities to be turned on to the Property. Any delays incurred in the scheduling or turning on the utilities shall not permit Buyer to delay the Closing. Seller shall have no liability for any and all resulting damages and no cause of action shall accrue on behalf of Buyer for any such delays or damages. This Section 11 shall survive Closing and/or termination of this Contract.

12.	APPRAISED VALUE: (Applicable to Non-VA and Non-FHA Loans Only). This Contract is NOT contingent on an appraisal. Buyer shall be required to proceed to Closing without regard to whether the Property is appraised for less than the Purchase Price.

13.	FOR FHA/VA LOANS ONLY:

A.	Amendatory Clause: Please refer to the PPA for additional information for FHA loans.

B.	Additional Funding: Buyer agrees that should Buyer elect to complete the purchase at an amount in excess of the appraised value, Buyer shall pay such excess amount in cash from a source Buyer agrees to disclose to FHA or VA (as applicable) and that Buyer represents will not be from borrowed funds, except as approved by FHA or VA (as applicable).

C.	Escape Clause for VA Loans Only: It is expressly agreed that, notwithstanding any other provisions of the Contract, the Buyer shall not incur any penalty by forfeiture of earnest money or otherwise or be obligated to complete the purchase of the Property if the Purchase Price or cost exceeds the reasonable value of the Property established by the Department of Veterans Affairs. The Buyer shall, however, have the privilege and option of proceeding with the consummation of the Contract without regard to the amount of the reasonable value established by the Department of Veterans Affairs (Authority: 38 U.S.C. 501, 3703(c)(1)).

D.	Deposit for VA Loans Only: Notwithstanding Subsection 2(C), the Deposit will be deposited by Seller in a special trust account that is safeguarded from claims of creditors of Seller until the Deposit either: (i) for the benefit of Buyer, has been disbursed at settlement or applied to the cost of the land/construction of the Property; or (ii) if the transaction does not materialize, is otherwise disposed of in accordance with the terms of the Contract.

E.	Notice of VA Loan:

[Select one of the following]

Buyer intends to obtain a VA Loan.

OR

Buyer does NOT intend to obtain a VA Loan.

If Buyer does NOT currently intend to obtain a VA Loan but later decides to obtain a VA Loan, Buyer must promptly notify Seller in writing.

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	Na	Feb 18, 2025
Initials	Buyer	Date

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

14.	DEFAULTS AND REMEDIES: Buyer will be in default under this Contract if: (a) Buyer advises Seller in writing or otherwise that Buyer will not fully perform Buyer’s obligations under this Contract; or (b) Buyer fails to fully and timely perform any provision of this Contract (including but not limited to timely paying Deposits or timely completing the Closing). If Buyer defaults, Seller may cancel this Contract at any time by giving Buyer written notice, and Seller is entitled to retain the Deposit. This will be Seller’s remedy if Buyer defaults and the Parties cannot resolve the matter within a reasonable amount of time. Because it would be extremely difficult to estimate the damages Seller would suffer if Buyer defaults on Buyer’s obligations, the Parties agree that the forfeiture of the Deposit would be a fair reimbursement of Seller’s damages. In addition to this remedy, if Buyer or Buyer’s Guests damage the Home and/or Property prior to Closing and Seller must repair it, Buyer will be responsible for Seller’s repair costs and associated damages.

If, prior to Closing, Buyer believes that Seller has failed to comply with the Contract, Buyer must give Seller written notice detailing Buyer’s complaint. Seller will have twenty (20) days after receipt to remedy the failure or commence a cure if the correction will take longer than twenty (20) days. If Seller has not remedied or commenced to remedy the problem within this time, Buyer’s sole and exclusive remedies are either to: (1) terminate this Contract upon delivering written notice to Seller, whereupon Seller will refund the Deposit in lieu of all other legal and equitable remedies; or (2) pursue specific performance of this Contract in accordance with the dispute resolution procedures set forth in Section 15 below.

NOTWITHSTANDING ANY PROVISION OF THIS CONTRACT TO THE CONTRARY, IF A BONA FIDE DISPUTE ARISES BETWEEN THE PARTIES PRIOR TO THE CLOSING THAT THE PARTIES CANNOT REASONABLY AND PROMPTLY RESOLVE THROUGH GOOD FAITH NEGOTIATIONS, THEN SELLER CAN ADVISE BUYER IN WRITING THAT IF THE MATTER IS NOT RESOLVED WITHIN TEN (10) DAYS, SELLER CAN ELECT TO TERMINATE THE CONTRACT AND RETURN THE DEPOSIT TO BUYER. IF THIS REMEDY IS PURSUED, NEITHER PARTY WILL HAVE ANY OTHER CLAIMS OR CAUSES OF ACTION AGAINST EACH OTHER ARISING FROM THE CONTRACT, THE TERMINATION, OR ON ANY OTHER GROUND, AND NEITHER PARTY SHALL HAVE THE RIGHT TO INITIATE THE DISPUTE RESOLUTION PROVISIONS OF THIS CONTRACT OR FILE A LIS PENDENS AGAINST THE PROPERTY.

NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14 SHALL LIMIT THE BUYER’S REMEDIES IN THE EVENT THAT SELLER DEFAULTS UNDER SUBSECTION 4(B) OF THIS CONTRACT. Notwithstanding the foregoing,

if Seller fails to Complete construction of the Home within two (2) years from the date Buyer signs this Contract, subject to extensions for delays caused by matters reasonably beyond Seller’s control that are recognized as a defense to a contract action or performance delay in the state where the Property is located (such as acts of God, force majeure, casualty to property, or labor/material shortages), Buyer may pursue whatever remedies Buyer may have at law or in equity under applicable law.

This Section 14 shall survive Closing and/or termination of this Contract.

15.	DISPUTE RESOLUTION: The Parties both desire to quickly, inexpensively, and efficiently resolve any disputes that arise. Thus, any and all claims, disputes, and causes of action of whatever nature involving or relating to the Contract, the Home, the Property, any warranties, the Parties’ interactions, or otherwise, including, but not limited to, a suit for specific performance (collectively “Disputes”) occurring before and/or after Closing and/or termination of the Contract will be resolved through the following procedures:

A.	Mediation. If the Parties have not been able to resolve disputes through discussion, the Parties agree to submit the matter to a mediator whose role is to facilitate further negotiations. The mediator will not have power to decide how to resolve the dispute, but will attempt to bring the Parties together. If the Parties cannot agree on the person to serve as mediator, the Parties will utilize the American Arbitration Association (”AAA”) for this role. The Parties will share the mediator’s charges.

B.	Arbitration. If a Dispute is not resolved by mediation, it will be submitted to binding arbitration under both Texas law and the Federal Arbitration Act. This includes, but is not limited to, disputes arising under tort law, contract law, and the Deceptive Trade Practices-Consumer Protection Act. Unless the Parties agree otherwise, the arbitration will be administered by the AAA, using its “Construction Industry Arbitration Rules” except as specifically modified herein or required by applicable law. The Parties will use a single arbitrator to decide the dispute, unless the Parties agree to utilize a panel of three arbitrators. Buyer and Seller will be the only Parties to the dispute, and group or class action claims will not be allowed. The decision of the arbitrator (or the majority in the case of a panel) shall be final and binding on both Parties. These procedures are in lieu of resolving disputes in a court of law, which the Parties both expressly waive. If Buyer initiates the arbitration, Seller will reimburse Buyer 50% of the initial filing fee, but each Party must arrange for and pay for their own witnesses, legal counsel, investigation costs, experts, consultants, expenses, reports, and studies (although applicable law may allow for the reimbursement of some of these costs). Buyer may employ counsel to assist Buyer in these processes, and the Parties agree that the Parties can conduct appropriate discovery in any arbitration. With the exception of a suit for injunctive relief, if either Party files a lawsuit and not an arbitration in breach of this provision, the non-breaching Party shall be entitled to recover all costs and fees, including attorneys’ fees, incurred in compelling the matter to arbitration.

C.	Waiver of Jury Trial. Notwithstanding the agreement to submit all Disputes to mediation and arbitration, if such procedures are unavailable for any reason, then the Parties agree as follows: EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER IS ENCOURAGED TO CONTACT AN ATTORNEY IF BUYER DOES NOT UNDERSTAND THE LEGAL CONSEQUENCES OF EXECUTING THIS CONTRACT.

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	Na	Feb 18, 2025
Initials	Buyer	Date

Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

D.	Limitations. Any action or claim, regardless of form, which arises from or relates to this Contract and/or the Property is barred unless it is brought by the Buyer or Seller not later than two years and one day from the date that the cause of action accrues.

E.	Waiver of Consequential and Punitive Damages. UNDER NO CIRCUMSTANCES SHALL SELLER OR BUYER BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, SPECULATIVE, INDIRECT, PUNITIVE, EXEMPLARY, LOST PROFITS, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED. The Parties expressly agree that to the extent any such damages are awarded by an arbitrator(s), they are not enforceable and the Party required to pay such damages has the right to appeal the award to a court of competent jurisdiction.

F.	Limitation on Attorneys’ Fees. Except as provided in Section 20, Subsection 5(B), and the last sentence of Subsection 15(B), each Party is responsible for the payment of their own attorneys’ fees and costs and under no circumstances will Seller or Buyer be liable to the other Party for attorneys’ fees and costs.

G.	Completion of Home. Notwithstanding the foregoing, the arbitration provisions of this Subsection 15(B) shall not apply in the event that the controversy relates to a default by the Seller under Subsection 4(B) of this Contract.

H.	Survival. This Section 15 shall survive Closing and/or termination of this Contract.

16.	BROKER/LICENSEE:

A.	Seller may agree to pay a co-broker fee or commission but only upon execution by Seller of Seller’s Real Estate Agent/Broker Buyer Registration Form or other approved agreement (“Co-Broker Agreement”). At the time of Buyer’s execution of this Contract the amount of the co-broker fee or commission is set forth in the Purchase Price Addendum. Buyer represents and warrants that Buyer has not dealt with any other agents, brokers, salespersons, or finders of persons other than as disclosed to Seller in writing, and Buyer shall hold Seller harmless from and indemnify Seller against any and all liability, expenses, or attorneys’ fees sustained or incurred by Seller resulting from the actions of Buyer. No commissions shall be earned by broker/agent or paid by Seller for any reason whatsoever if Closing does not occur for any reason. This Section 16 shall survive the Closing and/or termination of this Contract.

B.	Seller typically pays a commission (“Broker’s Commission”) upon home closing to licensed brokers who introduce buyer to Seller’s communities. Such a commission may be paid in connection with the purchase of the Property. In addition, Seller from time-to-time offers incentives programs (“Incentive Programs”) to brokers, such as additional commissions for sales within a certain time period or for multiple sales within a certain time period. Incentive Programs, before or after the Contract Date, may be offered to Buyer’s broker. If Buyer wants more information regarding Broker’s Commission or Incentive Programs applicable to Buyer’s purchase, please notify Seller in writing. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL BROKER’S COMMISSION OR AMOUNTS PAID FROM INCENTIVE PROGRAMS EXCEED THE MAXIMUM AMOUNT SET FORTH IN THE WRITTEN COMPENSATION AGREEMENT BETWEEN BUYER AND BUYER’S BROKER.

17.	PRIOR SALE/ACQUISITION OF PROPERTY: If, as of the Contract Date, Seller does not own title to the Property and Seller is thereafter unable to acquire the Property on terms and conditions acceptable to Seller, in its sole and absolute discretion, Buyer understands that it will be impossible for Seller to perform its obligations under this Contract. In the event of such an impossibility, Seller will have the right to terminate this Contract and return the Deposit to Buyer, and no cause of action shall accrue on behalf of Buyer because of such termination.

Purchase Contract –REVISED 8/8/24 MDP Page 7

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

18.	MISCELLANEOUS:

A.	Possession. Possession of the Property will be delivered to Buyer at Closing (which includes funding.)

B.	Notices. All written notices required or permitted under this Contract shall be effective upon personal delivery to Seller or Buyer, or upon deposit in the U.S. mail, first class, registered or certified with postage prepaid, or via Federal Express or United Parcel Service, addressed to the respective Party at the addresses specified in this Contract or to such other address as either Party shall specify in the manner provided in this Section.

C.	Time of Essence; Governing Law. Time is of the essence for this Contract. This Contract and any Disputes shall be governed by Texas law and venue shall be the County where the Property is located.

D.	Acceptance by Seller. Execution of this Contract by Buyer shall constitute only an offer to purchase the Property. This Contract, and any present or future amendments, addenda, or supplements hereto, shall not be binding upon Seller until all such documents, as required, are executed by Seller’s authorized officer/representative identified in the signature block below. To the extent of any conflict between this Subsection 18(D) and any other Section/Subsection or addenda, this Subsection shall control. Execution by the Sales Rep below is not deemed acceptance by the Seller.

E.	Recording of Contract. Buyer agrees that this Contract will not be recorded in any real property records. If Buyer attempts to record the Contract, Seller may consider such action to be a breach and may terminate the Contract in accordance with Section 14. Buyer further agrees that any such wrongful recording will constitute a default by Buyer and Buyer agrees to fully indemnify, hold harmless, and defend Seller from and against any and all losses, damages, costs, expenses, and liabilities incurred by Seller for any such wrongful recording in addition to Seller’s remedies under Section 14, including, without implied limitations, court costs and attorneys’ fees.

F.	Severability. If any term of this Contract is to any extent illegal, otherwise invalid, or incapable of being enforced, such term shall be excluded to the extent of such invalidity or unenforceability. All other terms shall remain in full force and effect, and to the extent permitted and possible, the excluded term shall be deemed replaced by a term that is enforceable and closest to affecting the Parties’ intent.

G.	Additional Documents.

i.	Buyer acknowledges receipt of the following documents and understands that such documents are part of the Contract:

●	The Purchase Price Addendum;

●	The Community Disclosures Addendum; and

●	The Builder’s Incentive Addendum.

ii.	Buyer acknowledges receipt of the following document(s), which is NOT part of the Contract:

●	The Notice of Seller’s Business Affiliations.

iii.	Buyer acknowledges that the following documents, which Buyer may receive, if applicable to the purchase of the Property, are NOT part of the Contract:

●	Real Estate Agent/Broker Buyer Registration Form;

●	The Declaration of Restrictions applicable to this Community;

●	The MUD Disclosure, Road District Disclosure, PID Disclosure, or Water District Disclosure; and/or

●	The Notice of Membership in Property Owners’ Association.

Purchase Contract –REVISED 8/8/24 MDP Page 8

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

vi.	Buyer acknowledges that Buyer may, as applicable, receive the following documents and that if such documents are received, that they will be part of the Contract:

●	Floodplain Disclosure Addendum;

●	Pipeline and/or Drill Site Disclosure Addendum;

●	Common Area and Facilities Disclosure Addendum;

●	Wetlands Disclosure Addendum;

●	Roadway Disclosure Addendum;

●	Airport Disclosure Addendum;

●	Golf Course Disclosure Addendum;

●	Railroad Disclosure Addendum;

●	Lack of Surface Waiver Addendum;

●	Supplemental Disclosures Addendum;

●	Developer Disclosure Addendum;

●	Adjacent Property Disclosure Addendum;

●	Model Home Addendum;

●	Contingency Addendum; and/or

●	Any other Community specific addendum not specifically identified herein or in Subsections 18(G) (i), (ii), or (iii).

19.	ENTIRE AGREEMENT; AMENDMENTS; NO ORAL REPRESENTATIONS: The Contract, together with all Addenda, disclosures, and notices, constitutes the complete and only agreement between Seller and Buyer and may be modified or supplemented only by written agreement signed by Seller and Buyer. There are no other agreements between Buyer and Seller and the terms of this Contract constitute the entire agreement between Buyer and Seller. Buyer has personally inspected the Property and is buying it on the basis of Buyer’s own examination and judgment and not because of any representation made by Seller or Seller’s agent to Buyer as to its location, value, future value, income therefrom, type, or condition of construction. No salesperson, agent, or employee of Seller has any authority to modify the terms of this Contract or the authority to make any oral representation or agreement upon which Buyer may rely to cancel, change, or modify any portion of this Contract. This Contract supersedes any and all prior understandings and agreements. BY BUYER’S EXECUTION BELOW, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND BUYER HAS NOT RELIED UPON ANY ORAL AGREEMENT, STATEMENT, REPRESENTATION, OR OTHER PROMISE THAT IS NOT EXPRESSED IN WRITING, UNLESS SUCH AGREEMENT, STATEMENT, REPRESENTATION, OR OTHER PROMISE HAS BEEN DESCRIBED IN A PPA EXECUTED BY BUYER AND SELLER’S AUTHORIZED OFFICER/REPRESENTATIVE.

20.	NO RECORDING OF LIS PENDENS: As partial consideration for Seller’s entering this Contract, Buyer waives all rights to record or file a lis pendens or a notice of pending action against the Property. Buyer further agrees that any such wrongful recording will constitute a default by Buyer and Buyer agrees to fully indemnify, hold harmless, and defend Seller from and against any and all losses, damages, costs, expenses, and liabilities incurred by Seller for any such wrongful recording in addition to Seller’s remedies under Section 14, including, without implied limitations, court costs and attorneys’ fees.

21.	REPRESENTATION REGARDING OCCUPANCY OR INVESTMENT: Buyer to select either A or B:

A. Buyer hereby represents and warrants the Property is to be owned and occupied as Buyer’s primary residence and not for investment purposes or rental. Buyer acknowledges that any misrepresentation in this respect will be a material default of the Contract entitling Seller to terminate the Contract and retain the Deposit as liquidated damages. Buyer agrees to provide satisfactory (in Seller’s sole discretion) verification or proof of the sale or transfer, or intention thereof, of Buyer’s existing residence to Seller within seven (7) calendar days of receipt of a written request from Seller.

Purchase Contract –REVISED 8/8/24 MDP Page 9

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

B. Buyer hereby represents and warrants that the Property is to be purchased as an investment property and that Buyer is prohibited from recording the Contract or allowing any lis pendens to be recorded as set forth in Section 20. Buyer acknowledges that Seller can, in its sole and absolute discretion, prohibit or limit the number of investor purchases in the Community, and if Seller determines that this Contract exceeds the number of allowable investor purchases in the Community, Buyer acknowledges that Seller may terminate the Contract and return the Deposit to Buyer and no cause of action shall accrue on behalf of Buyer because of such termination. Further, and in addition to any restriction set forth in any recorded covenant, condition, or restriction affecting the Property, Buyer shall not place a “for sale” or “for rent” sign on the Property until one (1) year after Closing. Buyer acknowledges that the Declaration of Restrictions for the Community or other association restrictions, deeds, or covenants may restrict and/or prohibit Buyer from renting, leasing, or otherwise using the Property for any purposes other than Buyer’s primary or secondary residence. Buyer acknowledges that Seller has no control over and no obligation to notify Buyer of such restrictions or limitations. Buyer should review all such applicable restrictions, deeds, or covenants. Buyer expressly acknowledges that Buyer assumes all risk that the Property may have restrictions affecting Buyer’s use of the Property, including the potential inability to lease or rent the Property. Buyer expressly acknowledges that the obligations contained in this Subsection 21(B) shall survive Closing and/or termination of this Contract. Notwithstanding anything contained herein to the contrary and except for a Seller default pursuant to Section 14, if Buyer indicates an intention to the purchase the Property as an investment, Buyer is not entitled to a return of the Deposit.

22.	RESIDENTIAL CONSTRUCTION LIABILITY ACT DISCLOSURE: This contract is subject to Chapter 27 of the Texas

Property Code. The provisions of that Chapter may affect your right to recover damages arising from a construction defect. If you have a complaint concerning a construction defect and that defect has not been corrected as may be required by law or by contract, you must provide the notice required by Chapter 27 of the Texas Property Code to the contractor by certified mail, return receipt requested, not later than the 60th day before the date you file suit to recover damages in a court of law or initiate arbitration. The notice must refer to Chapter 27 of the Texas Property Code and must describe the construction defect. If requested by the contractor, you must provide the contractor an opportunity to inspect and cure the defect as provided by Section 27.004 of the Texas Property Code.

WITNESS the execution hereof:

BUYER:		SELLER:

/s/ Nawvid Ahmed
Wahed Financial LLC (Feb 18, 2025 13:44 CST)	Feb 18, 2025	DR HORTON - TEXAS, LTD.
Buyer: Wahed Financial LLC	Date

D.R. Horton Officer	Date

/s/Amanda Wallace
Amanda Wallace (Feb 18, 2025 12:16 CST)	Feb 18, 2025
Sales Rep: Amanda R Wallace	Date

For notice purposes, all written communications should be directed to Buyer’s attention at:

Wahed Financial LLC

27 East 28th st. 8th floor

New York, New York 10016

And to Seller at:

DR HORTON - TEXAS, LTD.

6751 North Freeway

Fort Worth, TX 76131

MAIN: (817) 230-0800

Purchase Contract –REVISED 8/8/24 MDP Page 10

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

Purchase Price Addendum

This Purchase Price Addendum (the “PPA”) is executed in conjunction with and hereby incorporated as an addendum into the Real Estate Purchase Contract (the “Contract”) between Buyer and Seller, as defined therein, for the Property with an address of 6724 LAKE OVERLOOK DRIVE, FORT WORTH, TX 76135 as further defined in the Contract. All terms defined in the Contract shall have the same meanings when used in this PPA. To the extent of any conflicts between the Contract, the terms of this PPA, and any other addenda, the terms of this PPA, as revised by subsequent PPAs, shall control.

A.	PPA INFORMATION:

™ Original PPA

ž Revised PPA

Date of this PPA: 02/18/2025

If revised, enter Change Order No.: 4

Sales Person: Amanda R Wallace

Added Buyer (Must generate applicable amendment):

Removed Buyer (Must generate applicable amendment):

B.	CONSTRUCTION INFORMATION:

Plan/Elevation/Curbcut: TRINITY/B03/R -/ 2,205 SQ. FT.

Job #: 935090030

Estimated Completion Date (this date is an estimate only and is not binding on Seller and Seller shall have no liability related thereto): TBD By Seller

C.	FINANCING, TITLE COMPANY, AND BROKER INFORMATION:

Type of Loan to be obtained by Buyer: Cash

Lender: CASH

Lender Address and Phone Number: , ,

Title Company: DHI TITLE (DFWW)

Title Company Address and Phone Number: 6761 N FREEWAY, FT WORTH, TX 76131, (817) 230-0700

Real Estate Agent: Owais Siddiqui

Real Estate Company: Jerry Fullerton Realty

Real Estate Company Address and Phone Number: 2950 N. loop W.Sste 500; , , ,

Broker Tax ID: TBD

Commission/Bonus, as applicable: 3.00% of the lesser of either the original or final sales price less rolled in closing costs / $ 0.00 NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL SELLER PAY A COMMISSION IN EXCESS OF THE MAXIMUM AMOUNT SET FORTH IN THE BUYER BROKER AGREEMENT.

D.	SUMMARY OF PURCHASE PRICE:

Base Price of Property: $388,990.00

Lot Premium (if applicable): $10,000.00

Adjustments (if any) Plan: <$20,000.00>; Lot: <$10,000.00>

Adjusted Options and Upgrades (must be same as stated in part E): $5,910.00

Purchase Price (Sum of Base Price, Lot Premium, and Adjusted Options & Upgrades, less Adjustments): $374,900.00

Purchase Price Addendum –REVISED 8/8/24 Page 11

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

E.	SUMMARY OF OPTIONS AND UPGRADES:

Summary of Options and Upgrades:

Purchase Price Addendum –REVISED 8/8/24 Page 12

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

(No DEC options found.)

Options and Upgrades Price: $5,910.00

Adjustments on Options and Upgrades (includes applied Design Center Allowance): $ 0.00

Adjusted Options and Upgrades Price (Options and Upgrades Price, less Adjustments on Options and Upgrades; to be carried over to Summary at Part D above): $5,910.00

Additional Money Deposit: $0.00

Additions and/or Deletions (applicable to Change Orders only):

Escrow Changes:
Changed	Primary Buyer: Wahed Financial LLC	Owner Occupied: No

F.	CONTRIBUTIONS AND ALLOWANCES:

Owner’s Title Policy: Seller to pay for the actual cost of the Owner’s Title Policy.

Additional Seller Contribution to Closing Costs (if any and EXCLUDING any incentives described in the Builder’s Incentive Addendum): NA

Initial Design Center Allowance (if any): $ 0.00

Applied Design Center Allowance: $ 0.00

Remaining Design Center Allowance (unused amount will be forfeited by Buyer at Closing): $ 0.00

G.	ADDITIONAL TERMS:

1.	PPA is Part of Contract. Buyer understands and agrees that this PPA, once executed by the parties, is a part of Buyer’s offer to purchase the Property. Subsequent, revised PPAs (whether one or more) shall control over any previous PPAs and shall become part of the Contract only after execution by both Buyer and Seller. Execution by the Sales Rep below is not deemed acceptance by the Seller. All Options, if applicable, must be chosen as of the Contract Date or pursuant to Subsection 5(C) of the Contract.

2.	Deposit. Buyer agrees to deposit the Additional Money Deposit with Seller upon selection of the Options. Buyer understands and agrees that if Buyer does not close on the Property, the Additional Money Deposit will be non-refundable and forfeited to Seller. Except as provided otherwise in the Contract, forfeiture of the Options and Additional Deposit Money will withstand the cancellation and/or termination of the Contract and includes all money paid for the Options regardless of stage of installation at time of cancellation or termination.

3.	No Refund to Buyer. Buyer understands that any unused Seller contribution, allowance, and/or credit towards Closing Costs, will not, under any circumstances be: (a) refunded to Buyer; (b) used as a credit, contribution, or allowance against the Purchase Price; or (c) used to fund Buyer’s escrow account (if any), except as determined by Seller in its sole discretion. Buyer further understands that all such unused Seller contribution, allowance, and/or credit will be forfeited.

4.	Amendatory Clause (For FHA Loans Only). It is expressly agreed that notwithstanding any other provisions of the Contract, the Buyer shall not be obligated to complete the purchase of the Property or to incur any penalty by forfeiture of the Earnest Money Deposit or otherwise, unless Buyer has been given, in accordance with HUD/FHA or VA requirements, a written statement by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement lender setting forth the appraised value of the Property of not less than $374,900.00. The Buyer shall have the privilege and option of proceeding with consummation of the Contract without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value or condition of the Property. The Buyer should satisfy himself/herself that the price and condition of the Property are acceptable.

5.	ENTIRE AGREEMENT. BY BUYER’S EXECUTION BELOW, BUYER ACKNOWLEDGES THAT BUYER HAS READ AND UNDERSTOOD THIS PPA AND THAT SELLER HAS NOT MADE AND BUYER HAS NOT RELIED UPON ANY ORAL AGREEMENT, STATEMENT, REPRESENTATION, OR OTHER PROMISE THAT IS NOT EXPRESSED IN WRITING IN THIS PPA OR ELSEWHERE IN THE CONTRACT.

Purchase Price Addendum –REVISED 8/8/24 Page 13

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Buyer(s): Wahed Financial LLC, Community: The Overlook, Plat: 4/5/1, Address: 6724 LAKE OVERLOOK DRIVE, Sales Rep: Amanda R Wallace

WITNESS the execution hereof effective as of the Contract Date.

BUYER:		SELLER:

/s/ Nawvid Ahmed		DR HORTON - TEXAS, LTD.
Wahed Financial LLC (Feb 18, 2025 13:44 CST)	Feb 18, 2025
Buyer: Wahed Financial LLC	Date

D.R. Horton Officer	Date

/s/Amanda Wallace
Amanda Wallace (Feb 18, 2025 12:16 CST)	Feb 18, 2025
Sales Rep: Amanda R Wallace	Date
Buyer’s Offer Date: 01/28/2025

Buyer Notice Address:

Wahed Financial LLC

27 East 28th st. 8th floor, New York, New York 10016, US nawvid.ahmed@wahed.com

8176577612

Purchase Price Contract –REVISED 8/8/24 MDP Page 14

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